Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in each of the following Registration Statements of Gaiam, Inc. and subsidiaries of our report dated March 13, 2015, with respect to the consolidated financial statements and the related consolidated financial statement schedule II of Gaiam, Inc. and subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2014.

Form	Registration Statement	Description
S-3	333-191574	Shelf Registration Statement
S-8	333-37700	Gaiam, Inc. 1999 Long-Term Incentive Plan Gaiam, Inc. 1999 Employee Stock Purchase Plan
S-8	333-89726	Gaiam, Inc. 1999 Long-Term Incentive Plan
S-8	333-161450	Gaiam, Inc. 2009 Long-Term Incentive Plan.

/s/ EKS&H LLLP

March 13, 2015

Denver, Colorado